Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-96897) pertaining to the Sunoco Partners LLC Long-Term Incentive Plan of Sunoco Logistics Partners L.P. of our reports dated February 14, 2003, with respect to the financial statements of Sunoco Logistics Partners L.P. and the parent-company-only balance sheet of Sunoco Partners LLC included in Sunoco Logistics Partners L.P.’s Annual Report (Form 10-K) for the year ended December 31, 2002.

/s/ ERNST & YOUNG
Ernst & Young LLP

Philadelphia, Pennsylvania

March 5, 2003